                    Exhibit 10.5
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE THE REGISTRANT HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
Master Services Agreement

Customer Full Legal Name:	Meta Platforms, Inc.
Customer Address:	1 Hacker Way, Menlo Park, CA 94025

This Master Services Agreement, including all Exhibits attached hereto (“Agreement”), is between CoreWeave, Inc., a Delaware corporation, (“CoreWeave”) and the customer named above and its Affiliates (collectively, “Customer”). This Agreement is effective as of the last date beneath the Parties’ signatures below (“Effective Date”). CoreWeave and Customer will each be referred to individually as a “Party” and together as the “Parties”.
The following exhibits shall be incorporated by reference into this Agreement. Any capitalized terms therein shall be as defined in the Agreement or the respective Exhibit.
Exhibit A:     Security Standards
Exhibit B: Data Protection Addendum
Exhibit C: DPA Attachment
Exhibit D: Supplemental Privacy Requirements
Exhibit E: Privacy Policy
Exhibit F:     Acceptable Use Policy
Exhibit G:     Cloud Maintenance and Notification Policy
Exhibit H: Service Level Objectives and Support Addendum

The Parties agree as follows:
1.DEFINITIONS. The following capitalized terms will have the following meanings whenever used in this Agreement:
a.“Acceptable Use Policy” or “AUP” means CoreWeave’s acceptable use policy found at https://docs.coreweave.com/resources/terms-of-service/acceptable-use-policy, a current version of which is attached hereto as Exhibit F.

b.“Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the subject entity. “Control,” for purposes of this definition, means the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise and “ownership” means the beneficial ownership of fifty percent (50%) (or, if the applicable jurisdiction does not allow majority ownership, the maximum amount permitted under such law) or more of the voting equity securities or other equivalent voting interests of the entity.

c.“Applicable Law(s)” means any applicable law, regulation, directive, or other binding requirements (each as may be implemented, amended, extended, superseded, or re-enacted from time to time), including, for the avoidance of doubt, Data Protection Requirements.

d.“Bulk Credits” means prepaid credits for on-demand use of CoreWeave’s full range of compute as set forth in a Bulk Credits Order Form.

e.“Customer Information” means any and all data and information received, stored, collected, or otherwise obtained by CoreWeave or Vendor Parties in connection with this Agreement, including data or information provided by or on behalf of any Customer user, advertiser, business partner or content provider, and other information such as system procedures, employment practices, finances, inventions, business methodologies, trade secrets, copyrightable and patentable subject matter, but expressly excluding Processed Customer Data.

f.“Data Protection Addendum” (or “DPA”) means Customer’s data protection addendum found at https://www.facebook.com/legal/terms/Privacy, a current version of which is attached hereto as Exhibit B.
g.“Data Protection Requirements” means, to the extent applicable, (i) APAC Data Protection Requirements; (ii) European Data Protection Requirements; (iii) LATAM and MEA Data Protection Requirements; (iv) USA Data Protection Requirements; (v) mandatory industry rules and standards including, to the extent applicable, the Payment Card Industry Data Security Standard; and (vi) any and all other Applicable Laws related to data protection, data security, marketing, privacy, or the processing of Personal Data and as further set forth in the DPA.
h.“Documentation” means the documentation located at https://docs.coreweave.com.
i.“End User” means any individual who uses the Service on Customer’s behalf or through Customer’s account or passwords.
j.“Feedback” means any suggestion, enhancement request, recommendation, correction or other feedback provided by Customer or End User.
k.“Intellectual Property Rights” means all copyrights, patents, trade secrets, trademarks, service marks, rights in domain names, rights with respect to databases and other compilations and collections of data or information, publicity and privacy rights, moral rights, rights with respect to personal information and other intellectual and industrial property rights anywhere in the world, whether statutory, common law, or otherwise and including any applications for the foregoing.
l.“Maintenance Policy” means CoreWeave’s cloud maintenance and notification policy found at https://docs.coreweave.com/resources/terms-of-service/maintenance-policy, a current version of which is attached hereto as Exhibit G.
m.“Malicious Code” means code, files, scripts, agents or programs intended to do harm, including, for example, viruses, worms, time bombs and Trojan horses.
n.“Order Form” means an ordering document specifying the Services to be provided hereunder that is entered into between CoreWeave and Customer or any Customer Affiliate, including any addenda and supplements thereto, or any separate on-demand compute consumption by Customer or any Customer Affiliate. By entering into an Order Form (or using any on-demand compute consumption), an Affiliate agrees to be bound by the terms of this Agreement as if it were an original party hereto.
o.“Privacy Policy” means CoreWeave’s Privacy Policy found at https://docs.coreweave.com/resources/terms-of-service/privacy-policy, a current version of which is attached hereto as Exhibit E.
p.“Processed Customer Data” means information, documents, images, files or materials uploaded, created, modified, or stored in the Services by Customer or Customer’s End User.
q.“Reserved Instances” means the exclusive use of a specified amount and type of compute configuration as set forth in a Reserved Instance Order Form.

r.“Security Incident” means any unauthorized or accidental loss, destruction, use, disclosure or access to Confidential Information of a Party (including Customer Information or Processed Customer Data), or a breach of the physical, technical, administrative or organizational safeguards put in place to protect such Confidential Information rises to the level of a security breach or incident under the applicable data privacy and security laws.
s.“Services” means the infrastructure-as-a-service, platform-as-a-service, container-as-a-service, products, and solutions provided by CoreWeave to Customer, as further detailed in an Order Form and Documentation.
t.“Vendor Party” or “Vendor Parties” means CoreWeave’s employees, contractors, contingent workers, agents and approved subcontractors providing Services in connection with this Agreement.
2.SERVICES

a.Access to the Services. Subject to the terms of this Agreement, CoreWeave hereby grants Customer the right to access and use the Services solely for Customer’s business operations for the duration of this Agreement.

b.Service Features. Customer may request features or functionality not already offered through the Services. If CoreWeave determines that Customer’s request is feasible, CoreWeave may choose to provide those features or functionalities to Customer for an additional fee, subject to the Parties executing either a separate Order Form or an addendum to an existing Order Form with respect to such customizations. CoreWeave shall make commercially reasonable efforts to provide at least [*] prior written notice to Customer if CoreWeave decides to update, modify, or remove any Non-Material aspects of the Services. Additionally, CoreWeave shall make commercially reasonable efforts to provide at least [*] prior written notice to Customer if CoreWeave decides to update, modify, or remove any Material aspects of the Services. In either case, CoreWeave shall make commercially reasonable efforts to consult with Customer prior to removing any Material or Non-Material aspects of the Services.

For purposes of this Section 2.b. and only for this Section 2.b.:

1.“Material” shall mean features or functionality that have Severity Level 1, 2 or 3 impacts on the Services pursuant to the SLA.
2.“Non-Material” shall mean features or functionality that have Severity Level 4 impacts on the Services pursuant to the SLA.
c.Maintenance. CoreWeave will provide maintenance for the Services in accordance with CoreWeave’s Maintenance Policy.

d.Suspension of Service. Without limiting CoreWeave’s termination rights herein, CoreWeave reserves the right, at any time, in CoreWeave’s sole discretion, to temporarily limit use of the Services, including without limitation suspension to or denial of access to the Services, without incurring obligation or liability, for: (i) emergency maintenance; (ii) maintaining the security or integrity of CoreWeave’s network, hardware, or associated systems or those of CoreWeave’s third-party providers; or (iii) judicial or other governmental demand or order, subpoena or law enforcement request that requires CoreWeave to do so in which case CoreWeave will, to the extent legally permissible, notify Customer as soon as possible to enable Customer to seek a protective order or other remedy prior to such suspension.

3.CUSTOMER RESPONSIBILITIES & RESTRICTIONS
a.Customer Use. Customer shall use the Services in accordance with this Agreement, the AUP, the Data Processing Addendum, and the Privacy Policy (as each may be applicable). Accordingly, any usage in violation of this Agreement, the AUP, the Data Processing Agreement, or the Privacy Policy shall constitute a breach of this Agreement. CoreWeave will inform Customer in advance of the system requirements for use of the Services.
b.Account Usage. Customer is solely responsible for the activity that occurs on its account regardless of whether the activities are undertaken by Customer or an End User. Customer is responsible for each End User’s use of the Services in compliance with this Agreement.
c.Restrictions. In addition to the restrictions set forth in the AUP, without prior written approval from CoreWeave, Customer shall not: (i) decipher, decompile, disassemble, reverse-engineer or otherwise attempt to derive any source code of the Services; (ii) modify, translate, or otherwise create derivative works of any part of the Services; (iii) copy, rent, lease, or distribute the Services, or otherwise transfer any of the rights that Customer receives hereunder; (iv) use the Services in a manner that compromises the integrity of Services or the confidentiality of other users of the Service; (v) input, upload, transmit, or otherwise provide to or through the Services, any information or materials that are unlawful, injurious or that contain, transmit, or activate any Malicious Code; or (vi) use the Service or Documentation in any manner or for any purpose that infringes, misappropriates, or otherwise violates any Intellectual Property Right of any person, or that violates any Applicable Law.
d.CoreWeave Access to Information. CoreWeave reserves the right to access and disclose information to a governmental body of lawful jurisdiction as necessary to: (i) comply with a binding court order or subpoena under applicable law or (ii) investigate credible and identifiable security risks to Coreweave’s network, hardware, or associated systems; (iii) detect, prevent, or otherwise address fraud, security or technical issues; or (iv) respond to authorized End User support requests. CoreWeave will, to the extent legally permissible, provide Customer with reasonable and adequate notice of any potential access or disclosure of information referred to in this Section 3(d) to enable Customer to seek a protective order or other appropriate remedy.
e.Customer Security Protocols. Customer shall employ all physical, administrative, and technical controls, screening, and security procedures and other safeguards necessary to securely administer the distribution and use of all account access credentials and protect against any unauthorized access to or use of the Service. Customer must utilize proper security protocols, such as setting strong passwords and access control mechanisms, safeguarding access to all logins and passwords, and verifying the trustworthiness of persons who are entrusted with account access information. Customer is solely responsible for any unauthorized access to the Customer’s account and must notify CoreWeave immediately of any such unauthorized access upon becoming aware of it.
f.Notification by Customer of Security Incidents. Customer will notify CoreWeave promptly after becoming aware of a Security Incident, including unauthorized access to Customer’s account or account credentials, and shall aid in any investigation or legal action that is taken by authorities and/or CoreWeave to investigate and cure the Security Incident or breach to the extent caused by the Customer’s account or Customer’s or its End Users’ use of the Services.
4. PRIVACY AND PROCESSED CUSTOMER DATA
a.Data Protection Addendum. The Parties shall comply with the terms of the DPA. Notwithstanding anything to the contrary in the Agreement, Exhibit B is incorporated herein and shall detail the applicable processing of Personal Data and status of CoreWeave as Processor. “Personal Data” shall mean as it is defined in the DPA.
b.Privacy Policy. This Agreement and use of the Services are subject to the Privacy Policy. The Privacy Policy applies only to the Services and does not apply to any third-party website or service.

c.Privacy Requirements. CoreWeave will comply with the privacy requirements set forth in this Section 4 and in Exhibit D (Supplemental Privacy Requirements).
d.Processed Customer Data. CoreWeave will not access or use or share Processed Customer Data, except as necessary to provide the Services to Customer or otherwise as required under applicable law. Customer is and will remain the sole and exclusive owner of all right, title and interest in and to all Processed Customer Data. Subject to this Agreement, by providing Processed Customer Data to or via the Services, Customer grants CoreWeave a license during the Term to host, store, transfer, display, perform, reproduce, modify for the purpose of formatting for display, and distribute Processed Customer Data solely and exclusively for the purpose of providing the Services to Customer. CoreWeave has no obligation to assess Processed Customer Data to identify information subject to any specific legal requirement.
e.CoreWeave Responsibilities. CoreWeave will: (a) take appropriate steps to ensure compliance with the Security Standards in Exhibit A and the Data Protection Addendum by Vendor Parties to the extent applicable to their scope of performance, and (b) ensure that all persons authorized to access Processed Customer Data are under an obligation of confidentiality.
f.Customer Responsibilities. Customer is solely responsible for its Processed Customer Data and agrees that CoreWeave is not and will not in any way be liable for Processed Customer Data. By providing Processed Customer Data, Customer affirms, represents and warrants that: (i) its Processed Customer Data and use thereof will not violate this Agreement (including the AUP) or any applicable law, regulation, rule or third-party rights; (ii) Customer is solely responsible for the development, moderation, operation, maintenance, support and use of Processed Customer Data, including when Processed Customer Data is provided by Customer’s End User; (iii) Customer’s Processed Customer Data and its use thereof does not and will not: (A) infringe, violate, or misappropriate any third-party right, including any copyright, trademark, patent, trade secret, moral right, privacy right, right of publicity, or any other intellectual property or proprietary right; (B) slander, defame, libel, or invade a right of privacy, publicity or other property rights of any other person; or (C) cause us to violate any law, regulation, rule, or rights of third parties; and (iv) except for the specific Services provided under this Agreement, Customer is solely responsible for the technical operation of Processed Customer Data and CoreWeave’s obligations under the Data Protection Addendum, including on behalf of Customer’s End Users. COREWEAVE SHALL BEAR NO LIABILITY WITH RESPECT TO PROCESSED CUSTOMER DATA THAT IS LOST OR DAMAGED AS A RESULT OF THE ACTIONS OF CUSTOMER, ITS END USERS, OR THE ACTIONS OF ANY INDIVIDUAL WHO USES THE SERVICE ON CUSTOMER’S OR ITS END USERS’ BEHALF OR THROUGH CUSTOMER’S ACCOUNT OR PASSWORDS, WHETHER AUTHORIZED OR NOT.
g.Deletion of Processed Customer Data. CoreWeave will enable Customer to delete Processed Customer Data during the Term in a manner consistent with the functionality of the Services. On expiry of the Term or the closing of a Customer account, Customer may request CoreWeave to delete all Processed Customer Data (including existing copies) from the CoreWeave Systems in accordance with, and subject to, applicable law. CoreWeave will, after a recovery period of up to [*] days following such expiry, comply with this request as soon as reasonably practicable and [*] unless Applicable Law requires additional storage times. Customer is responsible for exporting, before the Term expires, any Processed Customer Data it wishes to retain.
5.SECURITY
a.Security Environment. CoreWeave shall: (a) establish and maintain an environment that meets the standards of industry practice to safeguard Customer Confidential Information and Processed Customer Data with the appropriate administrative, physical, organizational and technical safeguards that protect against the unauthorized or unlawful collection, destruction, loss, access, use, storage, alteration or disclosure thereof; (b) include an appropriate network security program (that includes, without limitation, encryption in storage and transit); (c) not request, on Customer’s behalf, user passwords for any application, website, or other services that are not controlled by the Parties shall not use or disclose for the purpose of serving advertisements any telephone number within Processed Customer Data, unless expressly permitted by Customer; (d) not, directly or indirectly, sell, rent, disclose, distribute, commercially exploit, or transfer any Customer Confidential Information or Processed Customer Data to any third party for any purpose whatsoever (other than a Vendor Party as needed to perform the Services); (e) not collect, access, utilize, process, store, copy, modify, create derivative works of, or disclose any Customer Confidential Information or Processed Customer Data except as specified in this Agreement or other documented instructions provided by Customer; (f) only use, and retain Customer Confidential Information and Processed Customer Data in accordance with the terms specified in this Agreement or as otherwise directed by Customer and for the purposes of providing the Services specified in the applicable Order Form (the “Purpose”), and for no other individual or entity and for no other purpose; and (g) unless required by Applicable Law, in accordance with the terms of Section 4(g) with respect to Processed Customer Data, securely delete all Customer Confidential Information and Processed Customer Data as soon as the Services have been completed and are no longer needed for the Purpose.

b.Security Breach.

i.CoreWeave shall notify Customer at [*] immediately (and in any event, (i) no later than [*] or (ii) in accordance with the applicable Data Protection Requirements, whichever is shorter) following the discovery by CoreWeave of any Security Incident. CoreWeave shall provide to Customer any and all information relating to such Security Incident and assistance Customer requires to enable it to discharge its obligations under Data Protection Requirements including all information required to be notified to the supervisory authority pursuant to applicable Data Protection Requirements and assistance as are required by Customer in connection with such notification and for Customer’s notification to the relevant data subjects of such Security Incident, as applicable.

ii.CoreWeave’s notification of a Security Incident will describe: (a) the nature of the Security Incident including the Customer resources impacted; the measures CoreWeave has taken, or plans to take, to address the Security Incident and mitigate its potential risk; (b) the measures, if any, CoreWeave recommends that Customer take to address the Security Incident; and (c) details of a contact point where more information can be obtained. If it is not possible to provide all such information at the same time, CoreWeave’s initial notification will contain the information then available and further information will be provided without undue delay as it becomes available.

iii.Unless required by Data Protection Requirements, CoreWeave shall not notify or make any statement (or provide any documents) to any third party (including the media, vendors, consumers, relevant regulators and supervisory authorities and individuals affected by a Security Incident) about such Security Incident and/or matters concerning any Customer Information or Processed Customer Data, without the prior written approval of Customer. Where CoreWeave is legally required to make a statement (or provide any documents) without the approval of Customer, CoreWeave shall promptly provide to Customer a copy of any such statements or documents unless prohibited by Applicable Law. Customer may take enforcement action against CoreWeave, including limiting, suspending, or terminating CoreWeave’s access to all or any portion of Customer Information or Processed Customer Data or taking other action that may be reasonably necessary to protect the privacy or security thereof, if: (i) Customer determines in its reasonable discretion that CoreWeave has violated this Agreement; and/or (ii) CoreWeave fails to reasonably cooperate with Customer’s reasonable request from time to time for information regarding CoreWeave’s privacy and security practices.

c.Security Standards. In addition to the obligations set forth in Section 5 (a) and (b), Vendor shall abide by the security standards detailed in Exhibit A.

6.PROPRIETARY RIGHTS AND LICENSES
a.Ownership. CoreWeave owns all right, title, and interest in and to the Services (including without limitation all software used to provide the Service and all graphics, user interfaces, logos, and trademarks reproduced through the Service), CoreWeave’s Confidential Information, and the Feedback, including all Intellectual Property Rights contained therein. Further, CoreWeave owns all right, title and interest in and to the equipment, hardware, infrastructure and other systems utilized by CoreWeave to provide the Services (“CoreWeave Systems”). Subject to the limited rights expressly granted under this Agreement, CoreWeave, its Affiliates, and its licensors reserve all of their right, title and interest in and to the Services, including all of their related Intellectual Property Rights, and the CoreWeave Systems. No rights are granted to Customer under this Agreement other than as expressly set forth in this Agreement or the applicable Order Form. Customer owns all right, title, and interest in and to Customer Confidential Information (including, but not limited to, Customer Information and Processed Customer Data) and Customer logos and trademarks.
b.Use of Third-Party Marks. The Services may contain references to other entities’ trademarks and service marks, but such references are for identification purposes only and are used with permission of their respective owners. CoreWeave does not claim ownership in, or any affiliation with, or endorsement or warranty of, any third-party trademarks or service marks appearing in the Services.
c.Aggregate Statistics. In the course of providing the Services, CoreWeave may monitor Customer’s use of the Service and collect and compile statistical data and performance information, analytics, meta-data, or similar information, generated through instrumentation and logging systems, regarding the operation of the Service, including Customer’s use of the Service (“Aggregated Statistics”). All right, title, and interest in Aggregated Statistics, and all Intellectual Property Rights therein, belong to and are retained solely by CoreWeave. Aggregated Statistics will not include any Processed Customer Data. Nothing in this Agreement shall restrict CoreWeave’s right to collect Aggregated Statistics or to use it for any internal business purpose, or in the manner permitted under Applicable Law; provided that such Aggregated Statistics do not identify Customer, End Users, or Customer’s Confidential Information.
7.CONFIDENTIALITY
a.Confidential Information. “Confidential Information” shall include confidential or proprietary, technical, business or financial information and materials disclosed by Customer or CoreWeave to the other Party, whether orally or in writing, that is designated or identified as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances surrounding the disclosure. Customer Confidential Information includes, but is not limited to, Customer Information and Processed Customer Data. Notwithstanding the foregoing, all terms set forth in an Order Form (and any addendums thereto), the Services, and any associated pricing, the Documentation, product roadmaps, business and marketing plans, and any information related to the foregoing constitutes the Confidential Information of CoreWeave. The terms of this Agreement are the Confidential Information of each Party.
b.Confidentiality Obligations. Both Parties agree to hold Confidential Information in confidence and protect such Confidential Information from disclosure to or access by any third party, other than as expressly set forth in this Agreement and to limit access to the other Party’s Confidential Information to such of its Affiliates and its and their personnel, agents, subcontractors, suppliers, auditors, advisors and/or consultants (collectively, “Representatives”), if any, who have a need to access such information in accordance with the terms of this Agreement. Both Parties agree that all Confidential Information is proprietary to the disclosing Party and shall remain the sole property of the disclosing Party.
c.Exceptions. Confidential Information shall not include any information that: (i) is or becomes generally known to the public without breach of any obligation owed to disclosing Party; (ii) was known to the receiving Party prior to its disclosure by the disclosing Party without restriction on use or disclosure; (iii) was independently developed by the receiving Party without breach of any obligation owed to the disclosing Party; or (iv) is rightfully received from a third party without restriction on use or disclosure.
d.Compelled Disclosures. Notwithstanding the foregoing, each Party reserves the right to disclose Confidential Information in response to an order of a court or other governmental body of competent authority or as otherwise required by law or regulation to be disclosed (“Compelled Disclosure”), provided that, such receiving Party will use reasonable efforts to provide the disclosing Party with prior notice (to the extent legally permitted) in order to afford the disclosing Party an opportunity to seek a protective order or otherwise challenge the Compelled Disclosure. The disclosing Party is solely responsible for any expenses incurred in seeking to prevent a Compelled Disclosure. After provision of such legally permissible prior notice, the receiving Party will not be liable if such receiving Party complies with the disclosure after giving the disclosing Party a reasonable amount of time to respond; provided such receiving Party discloses only the information necessary to comply with the requirement.
e.Conflict. In the event that the Parties have entered into a separate non-disclosure agreement that includes terms that conflict with the terms of this Section 7, then the terms of this Section 7 shall govern in the event of a conflict.
f.Publicity. CoreWeave agrees that it will not use Customer’s name, logo or trademarks or issue any public announcements or press releases, or confirm or comment on any information, public or otherwise, concerning Customer, its business or regarding this Agreement. As an exception, CoreWeave may include Customer’s name and logo in CoreWeave’s customer list (after approval and subject to Customer’s branding policy set forth at www.facebookbrand.com but only to the extent and format it was approved to do so) which rights shall expire upon expiration or termination of this Agreement, or upon written notice by Customer at any time.
8.REPRESENTATIONS AND WARRANTIES; DISCLAIMER
a.Mutual Representations and Warranties. Each Party represents and warrants (a) it has all requisite corporate power and authority to execute, deliver, and perform its obligations hereunder, (b) it is duly licensed, authorized, or qualified to do business and is in good standing, (c) it is not a party to any agreement with a third party, the performance of which is reasonably likely to adversely affect its ability or the ability of the other Party to fully perform its obligations hereunder, and (d) it owns all rights, title and interest in and to its own information.
b.Customer Representations and Warranties. Customer represents and warrants to CoreWeave that: (i) it has accurately identified itself and it has not provided any inaccurate information about itself or its End Users to or through the Service; and (ii) the information Customer provides in registering for the Service is accurate, complete, and the Customer has the right to use and disclose such information to CoreWeave.
c.CoreWeave Representations and Warranties. CoreWeave represents and warrants to Customer that during the Term: (i) CoreWeave will not materially decrease the security of the Service, and (ii) the Services will perform materially in accordance with the applicable Documentation. For any breach of a warranty above, Customer’s exclusive remedies are those described in the “Termination” and “Refund or Payment upon Termination” sections below.
d.Subcontracting. CoreWeave may not subcontract the Services (in whole or in part) to any subcontractor without Customer’s prior written approval, which may be provided via email. CoreWeave will ensure that any subcontractor it retains in connection with the performance of this Agreement expressly agrees to all applicable CoreWeave obligations, compliance requirements, representations, and warranties specified in this Agreement.
e.DISCLAIMER. EXCEPT AS OTHERWISE PROVIDED UNDER THIS AGREEMENT, COREWEAVE MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE REGARDING THE SERVICES, INCLUDING ANY WARRANTY THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR FREE. EXCEPT TO THE EXTENT PROHIBITED BY LAW, COREWEAVE DISCLAIMS ALL WARRANTIES, INCLUDING ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

9.LIMITATION OF LIABILITY

a.LIMITATION OF LIABILITY. SUBJECT TO SECTION 9(c), IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EACH PARTY TOGETHER WITH ALL OF ITS AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED [*]; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, EACH PARTY’S AGGREGATE LIABILITY WITH RESPECT TO A CLAIM ARISING OUT OF A BREACH OF SECTION 4 (PRIVACY AND PROCESSED CUSTOMER DATA) OR A BREACH OF SECTION 5 (SECURITY) SHALL NOT EXCEED [*]. THE FOREGOING LIMITATION WILL APPLY WHETHER AN ACTION IS IN CONTRACT OR TORT AND REGARDLESS OF THE THEORY OF LIABILITY BUT WILL NOT LIMIT CUSTOMER’S AND ITS AFFILIATES’ PAYMENT OBLIGATIONS UNDER THE “FEES AND PAYMENT” SECTION ABOVE.

b.EXCLUSION OF CONSEQUENTIAL AND RELATED DAMAGES. SUBJECT TO SECTION 9(c), IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES HAVE ANY LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ANY LOST PROFITS, REVENUES, GOODWILL, OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, COVER, BUSINESS INTERRUPTION OR PUNITIVE DAMAGES, WHETHER AN ACTION IS IN CONTRACT OR TORT AND REGARDLESS OF THE THEORY OF LIABILITY, EVEN IF A PARTY OR ITS AFFILIATES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF A PARTY’S OR ITS AFFILIATES’ REMEDY OTHERWISE FAILS OF ITS ESSENTIAL PURPOSE. THE FOREGOING DISCLAIMER WILL NOT APPLY TO THE EXTENT PROHIBITED BY LAW.

c.THE LIMITATIONS IN SECTION 9(A) SHALL NOT APPLY TO CLAIMS FOR A BREACH OF SECTION 7 (CONFIDENTIALITY) OR INDEMNITY OBLIGATIONS UNDER SECTION 10. [*]. FOR THE AVOIDANCE OF DOUBT, A BREACH UNDER SECTION 4 (PRIVACY AND PROCESSED CUSTOMER DATA) AND SECTION 5 (SECURITY) SHALL NOT CONSTITUTE A BREACH OF SECTION 7 (CONFIDENTIALITY).

10.INDEMNIFICATION
a.Indemnification by CoreWeave. CoreWeave will indemnify, defend, and hold harmless Customer and its officers, directors, and assigns against any claim, demand, suit or proceeding made or brought against Customer by a third party alleging that the Service infringes or misappropriates such third party’s Intellectual Property Rights or contractual rights (a “Claim Against Customer”), and will indemnify Customer from any damages, reasonable attorney fees and costs finally awarded against Customer as a result of, or for amounts paid by Customer under a settlement approved by CoreWeave in writing of, a Claim Against Customer, provided Customer: (i) promptly gives CoreWeave written notice of the Claim Against Customer; (ii) gives CoreWeave sole control of the defense and settlement of the Claim Against Customer; and (iii) gives CoreWeave all reasonable assistance, at CoreWeave’s expense. If CoreWeave receives information about an infringement or misappropriation claim related to the Service, CoreWeave may in its discretion and at no cost to Customer: (A) modify the Service so that it is no longer claimed to infringe or misappropriate, without breaching CoreWeave’s warranties under “CoreWeave Warranties” above; (B) obtain a license for Customer’s continued use of that Service in accordance with this Agreement; or (C) terminate the applicable Order Form for that Service upon thirty (30) days’ written notice and refund Customer any prepaid fees covering the remainder of the Term with respect to the terminated Service. The above defense and indemnification obligations do not apply if (i) a Claim Against Customer arises from the use or combination of the Service or any part thereof with software, hardware, data, or processes not provided by CoreWeave, if the Service or use thereof would not infringe without such combination; (ii) the alleged infringement arises from third-party materials or data not provided by CoreWeave in connection with the Service; (iii) the alleged infringement arises from a modification of the materials other than by CoreWeave; or (iv) a Claim Against Customer arises from Customer’s breach of the Agreement.

b.Indemnification by Customer. Customer will indemnify, defend, and hold harmless CoreWeave, its subcontractors, its Affiliates and its and their respective officers, directors and assigns against a claim, demand, suit or proceeding made or brought against CoreWeave by a third party arising out of, related to or in connection with [*], and will indemnify CoreWeave from any damages, reasonable attorney fees and costs finally awarded against CoreWeave as a result of, or for any amounts paid by CoreWeave under a settlement approved by Customer in writing of, a Claim Against CoreWeave, provided CoreWeave: (A)

promptly gives Customer notice of the Claim Against CoreWeave; (B) gives Customer sole control of the defense and settlement of the Claim Against CoreWeave (except that Customer may not settle any Claim Against CoreWeave unless it unconditionally releases CoreWeave of all liability); and (C) gives Customer all reasonable assistance, at Customer’s expense. The above defense and indemnification obligations do not apply to the extent a Claim Against CoreWeave arises from CoreWeave’s breach of this Agreement or the Documentation.

c.Exclusive Remedy. This Section 10 states the indemnifying Party’s sole liability to, and the indemnified Party’s exclusive remedy against, the other Party for any third-party claim described in this section.

11.TERM AND TERMINATION
a.Term. This Agreement commences on the Effective Date and continues until all Order Forms entered into pursuant hereto have expired or been terminated (“Term”).
b.Termination for Cause. A Party may terminate this Agreement (including each Order Form) for cause (i) upon [*] days’ written notice to the other Party of a material breach if such material breach remains uncured at the expiration of such period; or (ii) if the other Party becomes the subject of a petition in bankruptcy or any other proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors.
c.Refund or Payment Upon Termination. If this Agreement is terminated by Customer in accordance with the “Termination” section above, CoreWeave will refund Customer the pro rata portion of any prepaid fees covering the remainder of the term of all Order Forms after the effective date of termination. If this Agreement is terminated by CoreWeave in accordance with the “Termination” section above, Customer will pay to CoreWeave the balance of all remaining fees covering the remainder of the term of all Order Forms, and to the extent CoreWeave has received any prepaid amounts, CoreWeave may, immediately without notice to Customer, setoff any amounts owed to CoreWeave with such prepaid amounts. In no event will termination relieve Customer of its obligation to pay any fees payable to CoreWeave for the period prior to the effective date of termination. In the event of a Reserved Instance, if Customer has not cured a breach during the cure period specified in accordance with the “Termination” section above, CoreWeave may transfer or sell any part of the Contract Servers configured with respect to Customer’s Reserved Instance, without recourse or liability to CoreWeave, or configure any part of the Contract Servers for a new customer of CoreWeave, without recourse or liability to CoreWeave. Any revenue generated from such transfers or sales of any part of the Contract Servers configured with respect to Customer’s Reserved Instance will be deducted from the amounts Customer owes to CoreWeave. In no event shall the foregoing be interpreted to suggest that Customer has any right, title or interest in any of the CoreWeave Systems utilized with respect to providing Customer the Services, including a Reserved Instance.
d.Survival. Upon termination or expiration of this Agreement (or any Order Form), Sections shall survive such termination or expiration.
12.PAYMENT OF FEES
a.Payment of Fees. Fees for the Services, including Reserved Instances or Bulk Credits, are due and payable in accordance with the applicable Order Forms. Any on-demand use by Customer will be billed monthly in arrears based on the Customer’s prior month’s usage. Unless agreed to otherwise in writing between the Parties, all fees are due and payable within [*] days after receipt of a correct and valid invoice by Customer, which will be billed at the then current on-demand usage rates (such on-demand usage rates are subject to change at any time). Customer will be automatically charged using the Billing Information. CoreWeave reserves the right to deactivate, prevent access to, disable services for, and/or suspend or delete a Customer’s account or access to any Service at any time for nonpayment, late payment (if applicable), or failure to update Billing Information. If any amount of fees remains past due, CoreWeave may suspend Customer’s API access to the Services and/or terminate any running instances after CoreWeave provides Customer [*] prior written notice of late payment. Notwithstanding the foregoing, to the extent Customer is in breach of this Agreement for non-payment [*] times or more during any [*] period during the term of this Agreement or any Order Form, then the Parties agree that CoreWeave has the right to terminate this Agreement and each Order Form for material breach without providing any additional notice or ability for Customer to cure. Any amounts due under this Agreement shall not be withheld or offset by Customer against amounts due to Customer for any reason.

b.Third-Party Processor Terms. CoreWeave uses third-party payment processors (“Payment Processors”) to credit or bill Customer through the payment account(s) linked to Customer’s account (“Billing Information”). The processing of credits or payments may be subject to the terms, conditions and policies of the Payment Processors in addition to this Agreement. By using the Services, Customer agrees to be bound by the terms of such Payment Processors. CoreWeave is not responsible for the acts or omissions of the Payment Processors. Customer authorizes CoreWeave and Payment Processors to deduct or charge all amounts owed under this Agreement or the applicable Order Form (including all applicable taxes) based on the Billing Information.

c.Billing Information. Customer will provide current, complete and accurate Billing Information, and promptly update all such information in the event of changes (such as a change in billing address, credit card number, or credit card expiration date). Customer will promptly notify CoreWeave or the Payment Processors if a payment method is canceled (e.g., for loss or theft) or otherwise inoperable.

d.Taxes. Customer is responsible for any duties, customs fees, taxes, and related penalties, fines, audits, interest and back-payments relating to Customer’s purchase of any Services (excluding taxes based on the net income of CoreWeave) and including, to the extent applicable, national, state or local sales taxes, use taxes, value-added taxes (VAT) and goods and services taxes (GST) (collectively, “Taxes”). Unless otherwise stated in this Agreement, CoreWeave’s pricing policies do not include and are not discounted or enhanced for any such Taxes. If CoreWeave becomes obligated to collect or pay Taxes in connection with the purchase of the Services, those Taxes will be invoiced as part of a billing process or collected at the time of purchase. In certain states, countries and territories, the purchase of Services may be subject to certain Taxes, and if so, CoreWeave may collect such Taxes and remit them to the appropriate taxing authority. Customer must also provide any tax identification information that is necessary for compliance with these tax obligations. Customer is solely responsible for any misrepresentations made or non-compliance caused with respect to Taxes. Customer may deduct or withhold any taxes that Customer determines it is legally obligated to deduct or withhold from any amounts payable to CoreWeave and the remainder will constitute full payment to CoreWeave of the amounts payable under the applicable Order Form. Customer agrees, upon request of CoreWeave, to provide relevant withholding certificates for amounts deducted or withheld.

13.AVAILABILITY OF SERVICE
a.Maintenance. Interruptions of data processing and access may occur due to planned or emergency maintenance and repair by CoreWeave, or due to a Force Majeure Event (as defined in Section 15(b). Under no circumstances will CoreWeave be held liable for any financial or other damages due to such interruptions. For the purposes of this Section 13, maintenance shall include one quarterly (forty-eight hour) planned maintenance window if needed, brief planned maintenance windows (scheduled in advance, as needed), and emergency maintenance windows (critical, unforeseen maintenance needed for the security or performance of the Services). CoreWeave will provide written notice to Customer at least [*] before CoreWeave plans to exercise a quarterly planned maintenance window.
b.Service Level Objective. CoreWeave provides the Services to Customer at the service level objectives (“Service Level Objective” or “SLO”) detailed in Exhibit H.
14.COMPLIANCE WITH LAWS

a.Each Party shall comply with all Applicable Laws including international, national, state, regional, and local laws and regulations applicable to the performance of its obligations under this Agreement including, but not limited to, those set forth in Sections 14(b) and 14(c).
b.OFAC Compliance. Each Party agrees to comply with the trade and economic sanctions maintained by the Office of Foreign Assets Control (“OFAC”). Specifically, each Party represents and warrants that it is not: (i) located in any country that is subject to OFAC’s trade and economic sanctions; and (ii) an individual or entity included on any U.S. lists of prohibited parties including the Treasury Department’s List of Specially Designated Nationals List (“SDN List”) and Sectoral Sanctions List (“SSI List”). Customer agrees not to sell, export, reexport, transfer, divert, or otherwise dispose of any Services received from CoreWeave in contradiction with these laws and regulations.
c.Anti-Corruption. CoreWeave, on behalf of itself and its Vendor Parties, represents and warrants that it has complied and shall comply with all Applicable Laws, rules, and regulations relating to anti-bribery and corruption and that it has used and shall use only legitimate and ethical business practices; and shall refrain from offering, promising, paying, giving, authorizing the paying or giving of, soliciting, or accepting money or anything of value (including facilitation of payments), discounts, rebates, gifts, use of materials, facilities or equipment, entertainment, hospitality, drinks, meals, transportation, lodging, or promise of future employment, directly or indirectly, to or from (a) any Customer employee or (b) any government official to (i) influence any act or decision of a government official in their official capacity, (ii) induce a government official to use their influence with a government or instrumentality thereof, or (iii) otherwise secure any improper advantage; or (c) any person in any manner that would constitute bribery or an illegal kickback, or would otherwise violate applicable anti-corruption law.
15.GENERAL
a.Governing Law; Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its principles regarding conflicts of law. Each Party hereby irrevocably submits to, and waives any objection to, the exclusive personal jurisdiction and venue of the courts located within the city and county of New York County, New York.
b.Force Majeure. CoreWeave will not be liable for any delay or failure to perform under this Agreement due to circumstances beyond CoreWeave’s reasonable control, including acts of God, acts of government, flood, fire, earthquakes, pandemics, civil unrest, acts of terror, strikes or other labor problems, regional shortage of adequate power or telecommunications or transportation, internet or other service disruptions involving hardware, software or power systems not within CoreWeave’s possession or reasonable control, and denial of service attacks (“Force Majeure Event”). Upon the occurrence of a Force Majeure Event, CoreWeave will promptly notify Customer thereof including an estimate of its expected duration and probable impact on the Services and performance of its obligations under this Agreement. In addition, CoreWeave will (i) exercise commercially reasonable efforts to mitigate damages to Customer and to overcome the Force Majeure Event, and (ii) continue to provide the Services and perform its obligations under this Agreement to the extent able. If any failure or delay caused by a Force Majeure Event continues for [*] or longer, Customer may terminate this Agreement without cost or liability upon notice to CoreWeave and receive a refund of all pre-paid fees. To the extent the Force Majeure Event continues for a period of [*], then Customer shall be exempt from payment obligations pursuant to Section 12(a) for fees payable for Services not performed owing to the Force Majeure Event and such obligations will not recommence until the full restoration of Services.
c.Entire Agreement. This Agreement (including all Order Forms and each document, policy, agreement and addendum incorporated herein by reference) is the entire agreement between the Parties regarding Customer’s use of the Services and supersedes all prior and contemporaneous agreements, proposals or representations, written or oral, concerning its subject matter, and contains the only terms that govern the Services, which shall prevail over any other terms and conditions of purchase, invoicing or other terms of Customer regardless of whether or when Customer has submitted its invoice or other terms. In the event of any conflict or inconsistency among the following documents, the order of precedence shall be: (i) the applicable Order Form; (ii) the body of this Agreement; (iii) any exhibit; schedule or addendum to this Agreement (including to the extent incorporated by reference); and (iv) the Documentation. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
d.Notices; Electronic Communications. CoreWeave may send notices pursuant to this Agreement to the email designated in Customer’s account, and such notices will be deemed received 24 hours after they are sent. Any notices to be provided to CoreWeave or questions with respect to the terms of this Agreement shall be sent to [*], and such notices will be deemed received 72 hours after they are sent. Any notice hereunder will be in writing to the address set forth above (and in the case of Meta, to [*], [*]; and in the case of a Security Incident, shall also include [*]).
e.Assignment. Neither Party may assign any of its rights or obligations under this Agreement, whether by operation of law or otherwise, without the other Party’s prior written consent (not to be unreasonably withheld). For the avoidance of doubt, withholding consent in connection with an assignment to an affiliate who passes Customer’s vendor onboarding process for the purpose of financing an Order Form subject to this agreement is unreasonable. Notwithstanding the foregoing, if a Party is acquired by, sells substantially all of its assets to, or undergoes a change of control in favor of, a direct competitor of the other Party, then such other Party may terminate this Agreement upon [*] prior written notice. Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties, their respective successors and permitted assigns.
f.Waiver. Failure to exercise or enforce any right or provision of this Agreement shall not constitute a waiver of such right or provision.
g.Independent Contractors. The Parties are independent contractors and shall so represent themselves in all regards. Neither Party is the agent of the other, and neither may make commitments on the other’s behalf.
h.Third-Party Software. Any use of or access to third-party software in connection with provision of the Services shall be subject to the license terms and conditions of such third-party software, which shall be provided or made available to Customer or its End Users prior to any use of such third-party software. CoreWeave will provide written notice to Customer of any third-party software required for use of the Services prior to the commencement of such use and CoreWeave be solely responsible for any fees or other costs associated with such required third-party software in connection with the Services.
i.Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provisions of the Agreement.
j.Counterparts. This Agreement may be executed electronically and in counterparts.

Signed by each Party’s authorized representative:

CoreWeave, Inc.	Meta Platforms, Inc.
By: /s/ Michael Intrator	By: /s/ Kevin Salvadori
Print Name: Michael Intrator	Print Name: Kevin Salvadori
Title: CEO Date: 12/8/2023	Title: Vice President, Infra Supply Chain & Engineering Date: 12/10/2023

Exhibit A – Security Standards
Exhibit B – Data Protection Addendum
Exhibit C – DPA Attachment
Exhibit D – Supplemental Privacy Requirements
Exhibit E – Privacy Policy
Exhibit F – Acceptable Use Policy
Exhibit G – Cloud Maintenance and Notification Policy
Exhibit H – Service Level Objectives and Support Addendum